UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2011

WESTERN PLAINS ENERGY, L.L.C.

 (Exact name of registrant as specified in its charter)

Kansas	0-50714	48-1247506
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3022 County Road 18, Oakley, KS 67748

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (785) 672-8810

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On April 19, 2011, Western Plains Energy, L.L.C. (“the Company”) amended its Ethanol Marketing and Services Agreement dated November 24, 2008 (“Agreement”) with Ethanol Products, LLC d/b/a POET Ethanol Products (“POET”) to extend the term of the Agreement to February 9, 2017 and to modify the marketing and administrative services fee payable by the Company to include a minimum and maximum rate.  The amendment to the Agreement will be effective May 1, 2011.  Robert Casper, president of POET, is the owner of all of the Company’s Class C membership units.

A copy of the amendment to the Agreement is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2011, Scott Foote informed the Board of Managers that he was stepping down from his position as Chief Financial Officer of the Company in order to devote more time to his other business affairs.  Mr. Foote has served as the Company’s Chief Financial Officer since 2009 and will continue to serve on the Board of Managers.

Subsequent to Mr. Foote’s announcement, the Board of Managers appointed Ron Blaesi, a member of the Board of Managers since the Company’s inception, to replace Mr. Foote as the Company’s Chief Financial Officer.  Mr. Blaesi is a cash grain farmer operating in the Sharon Springs area of Kansas since 1971.  He has held various positions and had experience with the financial functions of several organizations including the Kansas Corn Commission, National Corn Growers Association, as well as the U.S. Grain Council. He has also previously served as President of the Wallace County Farm Bureau, the Northwest Kansas Farm Management Association, Northwest Kansas Agricultural Tax Service, Wallace County Historical Society, National Renewable Energy Fund and United Methodist Men.

The Board does not anticipate that Mr. Blaesi will devote all of his business time to the Company and will serve as the Company’s Chief Financial Officer at the will of the Board and without compensation other than what he receives as a Manager of the Company.

Item 7.01               Regulation FD Disclosure.

On April 21, 2011, a newsletter prepared by Western Plains Energy, L.L.C. (the “Company”) was mailed to the members of the Company.  A copy of that newsletter is attached to this report as Exhibit 99.1.

The information furnished under this Item 7.01, including the exhibits, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 8.01               Other Events.

On April 19, 2011, the Board of Managers of the Company declared a cash distribution of $120.00 per outstanding membership unit to each Member, for a total of $3,410,400.  The distribution is payable on May 13, 2011 to members of record on April 29, 2011.  The distribution is being made in compliance with the covenants of the Company’s Credit Agreement with AgCountry Farm Credit Services, FLCA, as amended.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.  The following exhibits are furnished with this report:

10.1        Second Amendment to Ethanol Marketing and Services Agreement.

99.1         Newsletter of Western Plains Energy, L.L.C., April 20, 2011.

Cautionary Statement

Certain statements contained herein or in the exhibits furnished with this report made by or on behalf of the Company may contain forward-looking statements.  Such forward-looking statements are sometimes identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that could cause actual results to differ materially include, among others, commodity prices, industry conditions, environmental and governmental regulations, availability of financing, judicial proceedings, force majeure events and other risks factors as described from time to time in the Company’s filings with the Securities and Exchange Commission.  Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTERN PLAINS ENERGY, L.L.C.

Date: April 22, 2011	By:	/s/ Steven R. McNinch
	Name:	Steven R. McNinch
	Title:	Chief Executive Officer and General Manager

Exhibit Index

The following is a list of the Exhibits furnished herewith.

Exhibit
Number	Description of Exhibit

10.1	Second Amendment to Ethanol Marketing and Services Agreement.

99.1	Newsletter of Western Plains Energy, L.L.C., April 21, 2011.